Exhibit 99.1

Shiner International Re-affirm 2008 Guidance, and Reports Record Sales, Net Income in 2nd Quarter

HAINAN, CHINA, July 31, 2008 -Shiner International, Inc. (NASDAQ: BEST; website: http://www.shinerinc.com ), a market leader in China’s packaging and anti-counterfeiting plastic film industry, today announced financial results for the second quarter ended June 30, 2008, highlighted by an 45.0 percent increase in revenues and 93.4 percent increase in net income.

Shiner reported total revenue of $14.2 million for 2nd quarter of 2008, compared with $9.8 million in the same period of 2007. Outstanding top line performance was primarily driven by strong growth cross its 4 core business lines, particular from anti-counterfeiting film, up a record high 440 percent from the same quarter last year, as a result of bigger orders from existing clients like Sonic Music and Vinataba Tobacco, and new orders from both domestic and international markets.

Net income in 2nd quarter increased to $1.8 million, or $0.07 per fully diluted share, compared to $0.9 million last year, or 93.4 percent increase. The continuing increase in both sale volume and price, with the help of better overall capacity utilization, are the main contributors to this record growth. Shiner also benefited from product structure adjustment and technical improvement, which resulted in gross margin improving from 18.4 percent in last year’s second quarter to 19.9 percent in the current quarter.

In terms of the breakdown, for the second quarter ended June 30, 2008, coated film products accounted for approximately 23.1 percent of overall revenue, while BOPP tobacco film accounted for 37.7 percent. The Company noted that anti-counterfeiting film products continue to grow as a percentage of overall revenue, contributing 18.6 percent, up from 5.0 percent in the second quarter of 2007. Color printing accounted for the remaining 20.6 percent of revenue in the quarter.

“We are very pleased with the 2nd quarter results, the strong financial performance reflects a continuation of the growth momentum we had established in 2007,” said Mr. Jian Fu, CEO of Shiner International. “The market once again tells us the popularity and the competitiveness of our two anchor product lines-anti counterfeiting film and coated film, there is no doubt that we are becoming a raising solution provider for counterfeiting problem in China. Looking ahead, we will continue to focus on our key markets in both anti-counterfeit and packaging, leveraging our brand influence, top tier market presence, and unique one-stop service model, to catch numerous growth opportunities domestically and internationally, our focused strategies, unique business model and superior execution give us the confidence in our abilities to deliver sustainable fast growth in 2008 and beyond.”

Shiner reiterated its previous guidance for 2008 and said the Company remains confident on its full-year projections
▪	2008 Revenue Guidance: Shiner projects 2008 revenue to be in the range of $64 to $70 million, an increase of 50% to 64% from 2007
▪	2008 Net Income Guidance: Shiner projects 2008 net income to be in the range of $8.0 to $9.0 million, an increase of 76% to 98% from 2007
▪	2008 EPS Guidance: Shiner projects 2008 EPS to be in the range of $0.31 to $0.35 per fully diluted share

About Shiner International, Inc.

NASDAQ listed Shiner International (http://www.shinerinc.com) is a U.S. corporation that has its primary operations in China. Headquartered in the city of Haikou - China's "Hawaii” - Shiner's products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. Approximately 60 percent of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 13 patents on products and production equipment, and has additional patent applications pending. The Company’s coated films meet the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

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Contact Us:

U.S. Contact: Mr. Arnold Staloff Independent Board Member Shiner International, Inc. Tel: +1-212-631-3510	Corporate Contact: Mr. Qingtao Xing President Shiner International, Inc. Tel: +86-1387-6683-099 Email: qingtao.xing@shinerinc.com or info@shinerinc.com

Shiner International, Inc.
Consolidated Statement Of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Revenue	$14,160,149	$9,767,737	$25,438,086	$15,741,978

Cost of Revenue	11,339,794	7,973,205	20,079,584	12,942,728

Gross profit	2,820,355	1,794,532	5,358,502	2,799,250

Operating expenses
Selling expenses	393,461	253,733	704,380	462,258
General and administrative expenses	598,654	542,072	1,121,040	870,872
Total operating expenses	992,115	795,805	1,825,420	1,333,130

Income from operations	1,828,240	998,727	3,533,082	1,466,120

Non-operating income (expense):
Other income, net	49,872	92,300	125,032	248,090
Interest income	4,823	861	17,439	4,741
Interest expense	(1,879)	(18,287)	(18,711)	(39,555)
Exchange loss	107,634	(25,634)	54,785	(26,375)

Total non-operating income (expense)	160,450	49,240	178,545	186,901

Income before income tax	1,988,690	1,047,967	3,711,627	1,653,021

Income tax	162,425	103,752	321,479	162,205

Net income	1,826,265	944,215	3,390,148	1,490,816

Shiner International, Inc.
Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
ASSETS	(unaudited)

CURRENT ASSETS:
Cash & cash equivalents	$2,489,874	$4,607,434
Accounts receivable, net of allowance for doubtful accounts of $95,333 and $84,964	10,849,461	8,988,559
Advances to suppliers	2,209,911	2,514,681
Notes receivable	566,546	39,755
Inventory	7,484,518	6,411,267
Prepaid expense & other current assets	287,840	432,211

Total current assets	23,888,150	22,993,907

Property and equipment, net	11,679,423	5,457,961
Advance for purchase of equipment	644,532	3,409,721
Intangible assets	357,963	339,593

TOTAL ASSETS	$36,570,068	$32,201,182

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,551,759	$4,545,629
Other payables	273,890	1,396,233
Unearned revenue	510,114	520,056
Accrued payroll	38,432	41,267
Short term loan	2,112,216	822,528
Dividend payable	63,236	65,110
Tax and welfare payable	194,585	924,137

Total current liabilities	7,744,232	8,314,960

Commitments and contingencies	-	-

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized, 24,650,000 and 24,650,000 shares issued and outstanding	24,650	24,650
Additional paid-in capital	11,233,287	11,153,503
Other comprehensive income	2,854,073	1,384,391
Statutory reserve	2,700,012	2,374,069
Retained earnings	12,013,814	8,949,609
Total stockholders' equity	28,825,836	23,886,222

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$36,570,068	$32,201,182